Exhibit 23




                       Consent of Independent Accountants


We consent to the incorporation by reference in registration statement numbers 333-59767, 333-76067, 333-62296 and 333-65896 on Form S-3 of Kaneb Pipe Line
Partners, L.P. and in registration statement numbers 333-44634 and 333-71638 on Form S-3 of Kaneb Pipe Line Operating Partnership, L.P. of our report dated February 11, 2002, relating to the consolidated balance sheets of Kaneb Pipe Line Partners, L.P. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, partners' capital and cash flows for each of the years in the three year period ended December 31, 2001, which report is included on page F-1 of this Form 10-K.



                                    KPMG LLP

Dallas, Texas
March 13, 2002